THE SECURITIES TO WHICH THIS SHARE EXCHANGE AGREEMENTAND PLAN OF MERGER RELATES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, AND WILL BE ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made effective as of the 16thof March 2012

AMONG:

ECOLOGIC TRANSPORTATION, INC., a publicly held Nevada corporation

(“EGCT”)

AND:

AMAZONAS FLORESTAL, INC., a privately held Florida corporation

(“AMZO”)

AND:

ecoLOGIC SYSTEMS, Inc., a privately held Nevada corporation

(“ECOSYS”)

WHEREAS:

A.     ECOSYS is a wholly-owned operating subsidiary of EGCT; and

B.       ECOSYS has been unable to fully exploit and grow the ECOSYS business; and

C.     The board of directors of each of EGCT, ECOSYS and AMZO deem it advisable and in the best interests of their respective companies and shareholders that AMZO enter into a Share Exchange Agreement with and into ECOSYS (the “SEA”) whereby AMZO would become a wholly owned subsidiary of ECOSYS and ECOSYS would cease to operate as a wholly owned subsidiary of EGCT; and

D.     ECOSYS desires to acquire one hundred (100%) percent of the issued and outstanding shares of common stock of AMZO in exchange for a net aggregate of   EGCT-ECOSYS & AMZO Share Exchange Agreement  seventy million (70,000,000) shares authorized but un-issued common stock shares of ECOSYS, which will represent ninety seven (97%) percent of the issued and outstanding shares at Closing; and

E.      The directors of EGCT have concluded that it will be in the best interests of the shareholders of EGCT to distribute to its shareholders, pro rata in proportion to their holdings of EGCT at the Closing, in the form of a dividend all of the currently issued and outstanding capital stock of ECOSYS in accordance with provisions of this Agreement because EGCT believes that such a distribution, when combined with the other transactions contemplated hereby and business operations of AMZO, will allow ECOSYS to generate value for EGCT Shareholders; and

F.      Subsequent to the Closing, ECOSYS shall cause to file a Registration, within sixty (60) days of the Closing, for all the shares of ECOSYS held by EGCT Shareholders as of the Closing.  Once the SEC makes the Registration Effective, EGCT will distribute the Registered Shares of ECOSYS to the EGCT shareholders of Record at the Closing Date through a dividend disbursement;

G.     For a period of one hundred and eighty (180) days after the Closing the EGCT Shares will be subject to an anti-dilution provision.  The anti-dilution provision will protect the three (3%) percent ownership of the issued and outstanding capital stock of ECOSYS owned by EGCT.

H.     Prior to the Closing, ECOSYS introduced AMZO management to the holder of its sixty thousand dollar ($60,000) convertible note in order to have non-affiliate parties associated with AMZO acquire all or a portion of the note.  ECOSYS assisted in the facilitation of the acquisition of the note as part of its negotiations with AMZO regarding the Share Exchange.  The terms of the convertible note allow for the conversion into common stock at par value.  If the note were to be fully converted at par value the result would be an additional sixty million (60,000,000) shares to be issued and outstanding in ECOSYS.  AMZO has agreed to request that all ECOSYS convertible debt be converted within 30 days of the Closing and the note holders have agreed to do so.  The issuance of the common stock pursuant to the terms of the convertible note would affect the issued and outstanding shares of ECOSYS and would trigger anti-dilution provision as it pertains to the shares of ECOSYS owned by EGCT.

I.   For federal income tax purposes, ECOSYS and AMZO intend that the Share Exchange qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368(a) of the Code; and

J.    On March 13, 2012, the Board of Directors adopted a resolution authorizing the Actions. As required under applicable Nevada corporate laws, the board of directors received unanimous written consent of the Actions in the manner contemplated by the resolution of ECOSYS’s board of directors. The boards of directors of each of EGCT and ECOSYS have approved this Share Exchange Agreement  (the “Agreement”) and the transactions contemplated hereby; and

K.   The board of directors and a majority of the shareholders of AMZO have approved this Share Exchange Agreement  (the “Agreement”) and the transactions contemplated hereby; and

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree each with the other as follows:

ARTICLE I

DEFINITIONS

Section 1.01         Definitions. The following terms have the following meanings, unless the context indicates otherwise:

      i.            “Agreement” means this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

    ii.            “AMZO” has the meaning ascribed to it in the preamble to this Agreement;

  iii.            “AMZO Common Stock” has the meaning ascribed to such term in Section 3.3 hereof;

  iv.            “AMZO Financial Statements” means the financial statements of AMZO included in Schedule C-5 hereto and forming part of this Agreement;

    v.            “AMZO Shares” means the twenty million (20,000,000) shares of AMZO Common Stockheld by the Shareholders, being all of the issued and outstanding securities of AMZO beneficially held, either directly or indirectly, by the Shareholders;

  vi.            “Applicable Securities Legislation” means all applicable securities legislation in all jurisdictions relevant to the issuance of the ECOSYS Shares;

vii.            “Closing” means the completion of the Transaction, in accordance with Section 6 hereof, at which time the Closing Documents will be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

viii.            “Closing Date” means March 16, 2012, or a date mutually agreed upon by the parties hereto;

  ix.            “Closing Documents” means the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

    x.            “Code” means the United States Internal Revenue Code of 1986, as amended.;

  xi.            “EGCT” has the meaning ascribed to it in the preamble to this Agreement;

xii.            “ECOSYS” has the meaning ascribed to it in the preamble to this Agreement;

xiii.            “ECOSYS Common Stock” has the meaning ascribed to it in Section 4.4 hereto;

xiv.            “ECOSYS Financial Statements” means the financial statements of AMZO included in Schedule A-5 hereto and forming part of this Agreement;

xv.            “ECOSYS Shares” means up to 2,000,000 fully paid and non-assessable shares of the common stock of ECOSYS to be issued to the Shareholders on the Closing Date;

xvi.            “Effective Time” has the meaning ascribed to such term in Section 2.2(a) hereto;

xvii.            “Loss” means any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by any person or entity including damages for lost profits or lost business opportunities;

xviii.            “OTC Bulletin Board” means the NASDAQ over-the-counter bulletin board;

xix.            “Parent Corporation” means the parent company of its wholly owned subsidiary;

xx.             “Person”shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution,   government, entity or government or any group comprised of one or more of the foregoing;

xxi.            “Purchased Shares” has the meaning ascribed to such term in Section 2.2(d) hereto;

xxii.            “SEC” means the United States Securities and Exchange Commission;

xxiii.            “SEC Reports” means the periodic and current reports filed by EGCT with the SEC pursuant to the 1934 Act;

xxiv.            “Share Exchange” has the meaning ascribed to such term in Recital C hereto;

xxv.            “Share Exchange Consideration” has the meaning ascribed to such term in Section 2.2(e) hereto;

xxvi.            “Shares” has the meaning ascribed to such term in Section 2.2(d) hereto;

xxvii.            “Shareholders” means the Shareholders of AMZO listed in Schedule C-1 hereto;

xxviii.            “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll,  employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code  59A),  customs  duties,  capital  stock,  franchise, profits, withholding, social  security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty,  or  addition  thereto,  whether  disputed  or  not  and  including any obligations  to indemnify or otherwise assume or succeed to the Tax liability of any  other  Person.

xxix.            “Tax Return” means any  return,  declaration,  report,  claim  for refund, or information  return  or  statement  relating to Taxes, including any schedule or attachment  thereto,  and  including  any  amendment  thereof;

xxx.            “Transaction” means the Share Exchange between ECOSYS and AMZO and the issuance of the ECOSYS Shares to the Shareholders;

xxxi.            “Transmittal Documents” has the meaning ascribed to such term in Section 2.3 hereto;

xxxii.            “1933 Act” means the United States Securities Act of 1933, as amended;

xxxiii.            “1934 Act” means the United States Securities Exchange Act of 1934, as amended; and,

xxxiv.            Schedules. The following schedules are attached to and form part of this Agreement:

Schedule A-1 Schedule A-2 Schedule A-2 (a) Schedule A-2 (b) Schedule A-2 (c) Schedule B-1	Directors & Officers of EGCT Secretary Certificate of EGCT Articles of Incorporation By Laws Board Resolutions Company Stockholders of ECOSYS
Schedule B-1 (a) Schedule B-1 (b)	Directors and Officers of ECOSYS Secretary Certificate of ECOSYS
Schedule B-1 (c) Schedule B-1 (d)	ECOSYS Articles of Incorporation; Bylaws ECOSYS Board Resolutions
Schedule B-2	ECOSYS Liabilities
Schedule B-3	ECOSYS Leases, Subleases and other Claims
Schedule B-4	Material Contracts of ECOSYS
Schedule B-5	Financial Statements of ECOSYS
Schedule B-6	Accounts Receivable of ECOSYS
Schedule B-7	Inventory of ECOSYS
Schedule B-8	ECOSYS Capital Expenditures and Property Interests
Schedule B-9	New Liabilities of ECOSYS
Schedule B-10	Regulatory Good Standing Issues of ECOSYS
Schedule B-11	ECOSYS Insurance
Schedule B-12	ECOSYS Litigation; Governmental Investigations
Schedule C-1 (a)	Common Stockholders of AMZO
Schedule C-1 (b) Schedule C-1 (c)	Directors and Officers of AMZO Secretary Certificate of AMZO
Schedule C-1 (d) Schedule C-1 (e)	AMZO Articles of Incorporation; Bylaws AMZO Shareholders Written Approval & Consent
Schedule C-2	AMZO Liabilities
Schedule C-3	AMZO Leases, Subleases, and other Claims
Schedule C-4	Material Contracts of AMZO
Schedule C-5 Schedule C-6	Financial Statements of AMZO Auditors Report
Schedule C-7	Accounts Receivable of AMZO
Schedule C-8	Inventory of AMZO
Schedule C-9 (a)	AMZO Capital Expenditures and Property Interests
Schedule C-10 (b)	Appraisal of AMZO Property Interest
Schedule C-11	New Liabilities of AMZO
Schedule C-12	Regulatory Good Standing Issues of AMZO
Schedule C-13	AMZO Insurance
Schedule C-14	AMZO Litigation; Governmental Investigations

Section 1.02         Currency.  All dollar amounts referred to in this Agreement are in United States funds, unless expressly stated otherwise.

                                                                                          5

ARTICLE II

TRANSACTION

Section 2.01    Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions described in Section 2.2 (the “Transactions”) will take place at the offices of EGCT located at 1327 Ocean Avenue, Suite B, Santa Monica, California 90401, or at such other place as the Parties mutually agree, at 10:00 a.m. local time on the second Business Day after the day on which the last of the closing conditions set forth in Article 6 below has been satisfied or waived, or such other date as the Parties mutually agreed upon in writing (the “Closing Date”).

Section 2.02    At the Closing, the following transactions will take place.

Section 2.03    Share Exchange. On and subject to the terms and conditions of this Agreement, ECOSYS will enter into a Share Exchange with AMZO at the Effective Time (as defined below).  AMZO shall be a wholly owned subsidiary of ECOSYS. ECOSYS will be the Parent Corporation (the “Parent Corporation”).

Section 2.04    Effect of Share Exchange

   i.            Articles of Incorporation. The Articles of Incorporation of the Parent Corporation shall be the Articles of Incorporation of ECOSYS prior to the Effective Time.

   ii.            Bylaws.  The Bylaws of Parent Corporation shall be the Bylaws of ECOSYS immediately prior to the Effective Time.

  iii.            Directors and Officers.  The director of ECOSYS shall be and remain a directorof Surviving Corporation at and as of the Effective Time.  The Officers of ECOSYS will have submitted Resignation at and as the Effective Time.  The AMZO director will be elected to the Board of Directors ofECOSYS and to the office of President and Secretary of ECOSYS at and as the Effective Time.

    iv.            Issuance of Securities.  At and as of the Effective Time, ECOSYS agrees to issue seventy million (70,000,000) shares of ECOSYS common stock (the “Shares”) to the Shareholders in exchange for 100% of the issued and outstanding shares of common stock held by the Shareholders (the “Purchased Shares”).

   v.       Effect of Exchange. On the Effective Date, the Parent Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of AMZO; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to AMZO on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Parent Corporation without further act or deed, title to any real estate, or any interest therein vested in AMZO, shall not revert or in any way be impaired by reason of this Share Exchange; and all of the rights of creditors of AMZO shall be preserved unimpaired, and all liens upon the property of AMZO shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Parent Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

Section 2.05    Procedure for Exchange of Shares. Immediately after the Effective Time, EGCT shall mail or cause to be mailed by mail or courier to the Shareholders at their addresses as they appear on the books and records of AMZO the following documents (the “Transmittal Documents”): (i) a letter of transmittal for the Shareholders to use in surrendering the certificates representing their AMZO Shares in exchange for certificates representing the ECOSYS Shares to which they are entitled pursuant to the conversion under Section 2.2(e) hereof; (ii) instructions for effecting the surrender of such AMZO Shares in exchange for the Share Exchange Consideration; and (iii) an accredited investor certificate in the form attached as Schedule C-14(a)or a Non-U.S. person certificate in the form attached as Schedule C-14(b) to this Agreement. The ECOSYS Shares to be issued to the Shareholders shall be, as of the Effective Time, fully paid and non-assessable and shall be issued by ECOSYS upon ECOSYS’s receipt of the respective Shareholder’s duly executed Transmittal Documents pursuant to a safe harbor from the prospectus and registration requirements of the 1933 Act. All certificates representing the ECOSYS Shares, when issued in accordance with the terms of this Agreement, will be endorsed with restrictive legends substantially in the same form as the following legends pursuant to the 1933 Act, in order to reflect the fact that these are restricted securities and will be issued to the Shareholders pursuant to a safe harbor from the registration requirements of the 1933 Act:

For Selling Shareholders not resident in the United States:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.  “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

For Selling Shareholders resident in the United States:

“NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.  “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

Section 2.06    No Fractional Shares of ECOSYS Common Stock.  No certificates or scrip or shares of ECOSYS Common Stock representing fractional shares of ECOSYS Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of the AMZO Shares.

Section 2.07    Restricted Shares.  AMZO acknowledges that the ECOSYS Shares issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under Applicable Securities Legislation and as a result may not be sold, transferred or otherwise disposed of, except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with all Applicable Securities Legislation.

Section 2.08    Lost Certificates.  If any certificate for AMZO Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by ECOSYS, the posting by such Person of a bond in such reasonable amount as ECOSYS may direct as indemnity against any claim that may be made against it with respect to such certificate, ECOSYS will deliver in exchange for such lost, stolen or destroyed certificate the applicable Share Exchange Consideration with respect to the shares of AMZO Common Stock formerly represented thereby.

Section 2.09    EGCT Shares.  EGCT has agreed that it will distribute its ECOSYS shares (“EGCT Shares”) through a dividend to its shareholders,  pro rata to their holdings of Record in EGCT as of the Closing Date subsequent to the effective registration of the EGCT Shares.  EGCT will  effect the distribution to the  EGCT Shareholders within five (5) working days of the date of the Effective Registration.

Section 2.10    Registration of EGCT Shares. Under the Terms of this Agreement ECOSYS shall cause to file a Registration of the EGCT Shares within sixty (60) days of the Closing Date.

Section 2.11    Further Assurances. After the Effective Time, the officers and directors of the Parent Corporation will be authorized to execute and deliver, in the name and on behalf of ECOSYS, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of ECOSYS, any other actions and things to vest, perfect or confirm of record or otherwise in the Parent Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Parent Corporation as a result of, or in connection with, the Share Exchange.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AMZO

Except as set forth in the disclosure schedules attached hereto, and except as disclosed in the AMZO Financial Statements, AMZO represents and warrants to ECOSYS, and acknowledges that ECOSYS is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of ECOSYS, as follows:

Section 3.01    Organization and Good Standing. AMZO is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.

Section 3.02    Authority. AMZO has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “AMZO Documents”) to be signed by AMZO and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by AMZO and the consummation by AMZO of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of AMZO, subject to approval by its stockholders.  This Agreement has been, and the other AMZO Documents when executed and delivered by AMZO will be, duly executed and delivered by AMZO and this Agreement is, and the other AMZO Documents when executed and delivered by AMZO as contemplated hereby will be, valid and binding obligations of AMZO enforceable in accordance with their respective terms except:

i.      as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

ii.     as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

iii.    as limited by public policy.

Section 3.03    Capitalization of AMZO. The entire authorized capital stock and other equity securities of AMZO consists of: (i) 20,000,000 shares of common stock, par value $0.001 (the “AMZO Common Stock”) issued and outstanding as of the date of this Agreement. All of the issued and outstanding AMZO Shares have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with the general corporate laws of the State of Florida and its articles and bylaws. There are no agreements to which AMZO is a party purporting to restrict the transfer of the AMZO Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the AMZO Common Stock.

Section 3.04    Shareholders of AMZO. The Shareholders, as listed in Schedule C-1(a) to this Agreement, are the only registeredholders of the AMZO Shares.

Section 3.05    Directors and Officers of AMZO. The duly elected or appointed directors and officers of AMZOare as set out in Schedule C-1(b) to this Agreement.

Section 3.06    Subsidiary. AMZO has no subsidiaries.

Section 3.07    Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

i.       conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of AMZO under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other material agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AMZO, or any of its material property or assets;

ii.      violate any provision of the articles or bylaws of AMZO; or

iii.     violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to AMZO or any of its material property or assets.

Section 3.08    Actions and Proceedings. To the best knowledge of AMZO, except as listed on Schedule C-14 hereto, there is no action, suit, judgment, claim, demand or proceeding, outstanding or pending, or threatened against or affecting AMZO or its subsidiaries, or which involves any of the business, or the properties or assets of AMZO that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of AMZO taken as a whole (an “AMZO Material Adverse Effect”).

Section 3.09    Compliance.

i.       To the best knowledge of AMZO, AMZO and its subsidiaries are in compliance with, are not in default or violation in any material respect under, and have not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of AMZO;

ii.    To the best knowledge of AMZO, neither AMZO nor its subsidiaries are subject to any judgment, order or decree entered in any lawsuit or proceeding   applicable to its business and operations that would constitute a AMZO Material Adverse Effect, except as listed on Schedule C 14; and

iii.     To the best knowledge of AMZO, AMZO and its subsidiaries have operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. AMZO has not received any notice of any violation thereof, nor is AMZO aware of any valid basis therefore.

Section 3.10    Filings, Consents and Approvals. To the best knowledge of AMZO, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by AMZO of the Transaction contemplated by this Agreement or to enable AMZO to continue to conduct its business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

Section 3.11    Absence of Undisclosed Liabilities. Except as disclosed in this Agreement or in the AMZO Financial Statements, AMZO does not have any liabilities or obligations, direct or indirect, matured or un-matured, absolute, contingent or otherwise that could in the aggregate exceed $10,000, which have not heretofore been paid or discharged, other than in the ordinary course of business.

For purposes of this Agreement, the term “liabilities” includes, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or un-liquidated, secured or unsecured.

Section 3.12    Absence of Changes. Except as disclosed in this Agreement, in the Schedules or in the AMZO Financial Statements, since December 31, 2011, AMZO has not:

i.       failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

ii.      sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;

iii.      created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of AMZO to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

iv.      made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

v.      declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

vi.     suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

vii.    suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

viii.    received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

ix.     made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000, except such as may be involved in ordinary repair, maintenance or replacement of its assets;

x.      other than in the ordinary course of business, increase the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled other than to increase salaries of certain employees to market rates in accordance to the projections previously provided ECOSYS by AMZO; or

xi.      agreed, whether in writing or orally, to do any of the foregoing.

Section 3.13    Personal Property. AMZO possesses, and has good and marketable title of all property necessary for the continued operation of the business of AMZO and as presently conducted and as represented to ECOSYS.  All such property is used in the business of AMZO. All such property is in reasonably good operating condition, and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by AMZO are owned by AMZO free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, except as disclosed in Schedule C-9 to this Agreement.

Section 3.14    Intellectual Property. AMZO does not have any intellectual property other than as disclosed on Schedule 9.

Section 3.15    Real Property. Each of the leases, subleases, claims, capital expenditures, Taxes or other real property interests (collectively, the “Leases”) to which AMZO is a party or is bound, as set out in Schedule C-3 to this Agreement, is legal, valid, binding, enforceable and in full force and effect in all material respects.  The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms on the Closing Date.  AMZO has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

Section 3.16    Material Contracts and Transactions. Schedule C-4 to this Agreement lists each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which AMZO is a party (each, a “Contract”).  Subject to Section 6.2(p) hereof, the continuation and validity of each Contract will in no way be affected by the consummation of the Transaction contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

Section 3.17    Certain Transactions. AMZO is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

Section 3.18    No Brokers. AMZO has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

Section 3.19    Completeness of Disclosure. No representation or warranty by AMZO in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to ECOSYS pursuant hereto contains or will contain any untrue statement of a material fact.

Section 3.20    Financial Condition. AMZO has delivered all financial statements required under applicable securities laws to be filed by ECOSYS in connection with the Transaction, which information is true in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ECOSYS

Each of ECOSYS and ECOSYS Sub represent and warrant to AMZO and acknowledge that AMZO is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of AMZO, as follows:

Section 4.01    Organization and Good Standing.

i.       ECOSYS is a corporation duly organized, validly existing and in good standing under the laws of the state of  Nevada and has the requisite corporate power and authority to own, lease and carry on its business as it is now being conducted.  There is no pending or threatened proceeding for the dissolution or liquidation of ECOSYS.

    ii.            ECOSYS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  There is no pending or threatened proceeding for the dissolution or liquidation of ECOSYS Sub.

  iii.            ECOSYS (i) does not, directly or indirectly, own any interest in any corporation, partnership, joint venture, limited liability company, or other Person, and (ii) is not subject to any obligation or requirement to provide funds to or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

iv.     ECOSYS is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except for any such jurisdiction where the failure to so qualify or be licensed, individually and in the aggregate for all such jurisdictions, would not reasonably be expected to have a ECOSYS Material Adverse Effect (as defined herein).

    v.            ECOSYS has provided complete and accurate copies of the Articles of Incorporation and Bylaws of ECOSYS, as currently in effect, and minutes and other records of the meetings and other proceedings of the Board of Directors and stockholders of ECOSYS.  ECOSYS is not in violation of any provisions of its Articles of Incorporation or Bylaws.

Section 4.02    Authority.

i.       Each of ECOSYS has the requisite corporate power and authority to enter into this Agreement, to perform its obligations there under, and to consummate the transactions contemplated thereby.  The execution and delivery of this Agreement and any other document contemplated by this Agreement (collectively, the “ECOSYS Documents”) by ECOSYS and the consummation by ECOSYS of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of ECOSYS.  This Agreement has been duly executed and delivered by ECOSYS and constitutes a legal, valid and binding obligation of ECOSYS, enforceable against each of them in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and, (iii) as limited by public policy.  ECOSYS received the approval of its directors for the Share Exchange.

ii.      The execution and delivery by ECOSYS of this Agreement does not, and the consummation of the transactions contemplated thereby will not, (i) conflict with, or result in a violation of, any provision of bylaws or other charter documents of ECOSYS, (ii) constitute or result in a breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, any note, bond, mortgage, indenture, deed of trust, lease, permit, concession, franchise, license, agreement or other instrument or obligation to which ECOSYS is a party or to which the properties or assets of ECOSYS are subject, (iii) create any lien upon any of the properties or assets of ECOSYS, or (iv) constitute, or result in, a violation of any law applicable to ECOSYS or any of the properties or assets of either of them.

iii.      No consent, approval, order or authorization of, notice to, registration or filing with any governmental authority or other Person is necessary in connection with the execution and delivery of this Agreement by ECOSYS  or the consummation by ECOSYS of the transactions contemplated by this Agreement, except for (i) the filing of a Form D and related state securities law notices in connection with the issuance of ECOSYS  Common Stock in connection with the Share Exchange and (ii) the filing of a current report on Form 8-K with the SEC announcing completion of the Share Exchange.

Section 4.03    Maximum Liabilities. Immediately prior to Closing, other than professional fees, ECOSYS will not have any net liabilities or net obligations either direct or indirect, matured or un-matured, absolute, contingent or otherwise, after taking into account ECOSYS’s cash and cash equivalents and receivables, that could in the aggregate exceed $60,000 which have not been paid or discharged at that time.ECOSYS has disclosed to the AMZO boardthat it has an outstanding obligation in the form of a convertible promissory note.  ECOSYS has disclosed that the terms and conditions of the Convertible Note has a provision that allows for the conversion of the debt into common stock at par $.001 which, if fully converted, would increase the Common stock by sixty million (60,000,000) shares.

Section 4.04     Action With Respect to Notes.  ECOSYS shall cooperate with AMZO efforts to have some of its investors procure from ECOSYS Convertible Note holders or otherwise take control of the convertible Notes, and AMZO will work in good faith to procure or otherwise have its investors take control of the Convertible Notes, in part or in whole and upon acquiring or taking control of the Notes, will restructure the Convertible Notes in such manner as the Parties mutually agree including arranging for an assignment of the obligations under the Convertible Notes to ECOSYS, a restructuring or a conversion from debt to common stock thereof and a release of the obligations from ECOSYS.

Section 4.05    Capitalization of ECOSYS.

i.       Prior to the Stock Closing, the authorized capital stock of ECOSYS consists of 500,000,000  shares of common stock with a par value of $0.001 (the “ECOSYS Common Stock”) and 10,000,000 of Preferred Shares authorized but unissued.  The issued and outstanding capital stock of ECOSYS consists entirely of 2,000,000 shares of ECOSYS Common Stock held by a single shareholder EGCT.  All issued and outstanding shares of ECOSYS Common Stock are validly issued and outstanding, fully paid and non-assessable and free of pre-emptive rights. There are no other outstanding options, warrants, subscription rights (including any pre-emptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which ECOSYS is a party or is bound, requiring or which could require the issuance, sale or transfer by ECOSYS of any shares of capital stock of ECOSYS or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of ECOSYS that would be in addition to the $60,000 convertible promissory note.  There are no stock appreciation rights or similar rights relating to ECOSYS.  ECOSYS will have issued and outstanding no more than 2,000,000shares of ECOSYS Common Stock immediately prior to the issuance of the ECOSYS Shares as contemplated by this Agreement.

ii.     To the knowledge of ECOSYS, all of the shares of ECOSYS Common Stock issued and outstanding immediately prior to the date of this Agreement have been issued in compliance with the 1933 Act and applicable state securities laws in reliance on exemptions from registration or qualification thereunder.

Section 4.06    Duly Authorized. All of the issued and outstanding shares of ECOSYS Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations.  Other than the share issuances contemplated by this Agreement, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating ECOSYS to issue any additional shares of ECOSYS Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from ECOSYS any shares of ECOSYS Common Stock as of the date of this Agreement. There are no agreements purporting to restrict the transfer of the ECOSYS Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the ECOSYS Common Stock.

Section 4.07    Directors and Officers of ECOSYS. The duly elected or appointed directors and the duly appointed officers of ECOSYS are as listed on Schedule B-1(a) to this Agreement.

Section 4.08    Corporate Records. The books and records of ECOSYS have been maintained and preserved in accordance with applicable regulations and business practices.  The corporate minutes books of ECOSYS are complete and correct and the minutes and consents contained therein accurately reflect actions taken at a duly called and held meeting or by sufficient consent without a meeting.  All actions by ECOSYS, which required director or shareholder approval, are reflected on the respective corporate minute books.

Section 4.09    Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of this Transaction will:

i.       conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of ECOSYS under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ECOSYS or any of its material property or assets;
ii.  violate any provision of the applicable incorporation or charter documents of ECOSYS; or

iii.     violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to ECOSYS or any of its material property or assets.

Section 4.09    Contracts and Commitments. Except for this Agreement and the agreements and transactions specifically contemplated by this Agreement, neither ECOSYS is a party to or subject to, nor plans to enter into:

i.    any agreement or other commitments requiring any payments or performance of services by ECOSYS;

ii.    any agreement or other commitments containing covenants limiting the freedom of ECOSYS to compete in any line of business or with any Person or in any geographic location or to use or disclose any information in their possession;

iii.    any license agreement (as licensor or licensee) or royalty agreement;

iv.   any agreement of indemnification, other than indemnification rights granted in the Bylaws of ECOSYS;

v.    any agreement or undertaking pursuant to which ECOSYS is: (A) borrowing or is entitled to borrow any money; (B) lending or has committed itself to lend any money; or (C) a guarantor or surety with respect to the obligations of any Person;

vi.    any powers of attorney granted by ECOSYS; and

vii.    any leases of real or personal property.

viii.   ECOSYS is not in violation or breach of any contract.  There does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any contract on the part of ECOSYS or, to the knowledge of ECOSYS, any other party thereto or would permit the modification, cancellation or termination of any contract or result in the creation of any lien upon, or any person acquiring any right to acquire, any assets of ECOSYS.  ECOSYS has not received in writing any claim or threat that ECOSYS has breached any of the terms and conditions of any contract.

ix.     The consent of, or the delivery of notice to or filing with, any party to a contract is not required for the execution and delivery by ECOSYS of this Agreement or the consummation of the transactions contemplated under the Agreement.

Section 4.10    Validity of ECOSYS Shares. The ECOSYS Shares to be issued to the Shareholders upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

Section 4.11    Actions and Proceedings. There is no legal action, claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now (i) pending or, to the knowledge of ECOSYS, threatened against ECOSYS which involves any of the business, or the properties or assets of ECOSYS that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of ECOSYS taken as a whole (a “ECOSYS Material Adverse Effect”) or pending or, to the knowledge of ECOSYS, threatened against any current employee, officer or director of ECOSYS that, in any way relates to ECOSYS.  ECOSYS is not subject to any order, judgment, writ, injunction or decree of any governmental authority.

Section 4.12    Compliance.

i.       To the best knowledge of ECOSYS, ECOSYS is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of ECOSYS;

ii.      To the best knowledge of ECOSYS, ECOSYS is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a ECOSYS Material Adverse Effect;

iii.     ECOSYS has duly filed all reports and returns required to be filed by it with governmental authorities and have obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of ECOSYS, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction; and

iv.     ECOSYS has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. ECOSYS has not received any notice of any violation thereof, nor is ECOSYS aware of any valid basis therefore.

Section 4.13    Filings, Consents and Approvals. ECOSYS will conduct or obtain any filing, registration, permit or authorization from any public or governmental body or authority or other person that is necessary for the consummation by ECOSYS of the Transaction contemplated by this Agreement and to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

Section 4.14    SEC Filings.

i.       ECOSYS has furnished or made available to AMZO and the Shareholders a true and complete copy of each report, schedule, filed by EGCT with the SEC (collectively, and as such documents have since the time of their filing been amended, the “EGCT SEC Reports”). EGCT has filed all SEC Reports required by it to be filed with the SEC and such reports have been filed timely or within any period of extension for filing allowed under applicable rules.  The EGCT SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EGCT SEC Reports or necessary in order to make the statements in such EGCT SEC Reports, in light of the circumstances under which they were made, not misleading.

ii.     Each of the financial statements (including, in each case, any related notes), contained in the EGCT SEC Reports, including any EGCT SEC Reports filed after the date of this Agreement until the Closing, complied, as of its respective filing date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of EGCT as at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

iii.     Between December 31, 2009 and the date hereof, except as disclosed in EGCT SEC Reports, there has not been any change in the business, operations or financial condition of EGCT that has had or reasonably would be expected to have a material adverse effect on ECOSYS.

iv.     ECOSYS do not have any liability or obligation (absolute, accrued, contingent or otherwise) other than those that arose in the ordinary course of their activities or under this Agreement.

Section 4.15    Absence of Undisclosed Liabilities. Immediately prior to Closing, other than professional fees, ECOSYS will not have any net liabilities or net obligations either direct or indirect, matured or un-matured, absolute, contingent or otherwise, after taking into account ECOSYS’s cash and cash equivalents and receivables, that could in the aggregate exceed $60,000which have not been paid or discharged at that time.

Section 4.16    Absence of Certain Changes or Events. Except as and to the extent disclosed in the SEC Reports, there has not been:

i.      any Material Adverse Effect; or

ii.     any material change by ECOSYS in its accounting methods, principles or practices.

Section 4.17    No Subsidiaries. ECOSYS does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

Section 4.18    Personal Property. There are no fixtures, furniture, equipment, inventory, intellectual property, accounts receivable or other assets other than cash and its interest in this Agreement owned by ECOSYS.  ECOSYS is not a party to any leases for real or personal property.

Section 4.19    Employees and Consultants. ECOSYS does not have any employees or consultants, except as disclosed in the SEC Reports. No unfair labor practice, or race, sex, age, disability or other discrimination complaint is pending, nor is any such complaint, to the knowledge of ECOSYS, threatened against ECOSYS before the National Labor Relations Board, Equal Employment Opportunity Commission or any other governmental authority, and no grievance is pending, nor is any grievance, to the knowledge of ECOSYS, threatened against ECOSYS.

Section 4.20    Material Contracts and Transactions. There are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which ECOSYS is a party.

Section 4.21    No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by

ECOSYS to arise, between the accountants, and lawyers formerly or presently employed by ECOSYS, and ECOSYS is current with respect to any fees owed to its accountants and lawyers.

Section 4.22 Transactions With Affiliates and Employees. None of the current officers or directors of ECOSYS and none of the affiliates or employees of ECOSYS is presently a party to any transaction with ECOSYS (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of ECOSYS, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 4.23    No Brokers. ECOSYS has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

Section 4.24    Benefit Plans. ECOSYS has not adopted nor is it party to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of ECOSYS or any person affiliated with ECOSYS under Section 414(b), (c), (m) or (o) of the Code; provided except to the extent permitted in Section 5.2 hereof.

Section 4.25    Certain Transactions. ECOSYS is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

Section 4.26    Completeness of Disclosure. No representation or warranty by ECOSYS in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to AMZO pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

Section 4.27    Tax Matters.

i.       Other than as disclosed to AMZO, ECOSYS has filed all Tax Returns and reports that is was required to file under applicable laws and regulations.  All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations.  All Taxes due and owing by ECOSYS (whether or not shown on any Tax Return) have been paid.  No claim has ever been made by an authority in a jurisdiction where ECOSYS does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are not Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of ECOSYS.  There are no pending audits of notice of returns being audited.

ii.      ECOSYS has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

ARTICLE V

CLOSING CONDITIONS

Section 5.01    Conditions Precedent to Closing by ECOSYS. The obligation of ECOSYS to consummate the Transaction is subject to the satisfaction or waiver of the conditions set forth below on or before the Closing Date or such earlier date as hereinafter specified.  The Closing of the Transaction contemplated by this Agreement will be deemed to mean the satisfaction or waiver of all conditions to Closing. These conditions of closing are for the benefit of ECOSYS and may be waived by ECOSYS in its sole discretion.

i.       Representations and Warranties. The representations and warranties of AMZO set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and AMZO will have delivered to ECOSYS a certificate dated as of the Closing Date, to the effect that the representations and warranties made by AMZO in this Agreement are true and correct.

ii.      Performance.  All of the covenants and obligations that AMZO is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

iii.     Transaction Documents. This Agreement, the AMZO Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to ECOSYS, will have been executed and delivered to ECOSYS by AMZO and the Shareholders.

iv.     Approvals. AMZO shall have delivered to ECOSYS minutes of meetings, written consents or other evidence satisfactory to ECOSYS that the board of directors of AMZO and Shareholders have approved this Agreement.

v.      Secretary’s Certificate – AMZO. AMZO will have delivered to ECOSYS a certificate from the Secretary of AMZO attaching:

(a)       a copy of AMZO’s articles, bylaws and all other incorporation documents, as amended through the Closing Date, and,

(b)       copies of resolutions duly adopted by the board of directors of AMZO approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

vi.     Third Party Consents. AMZO will have delivered to ECOSYS duly executed copies of all third party consents and approvals required by this Agreement to be obtained by AMZO, in form and substance reasonably satisfactory to ECOSYS.

vii.    Shareholder Approval.  AMZO will have obtained the required Shareholder approvals required by the Transaction in form and substance reasonably satisfactory to ECOSYS.

viii.   Regulatory Approvals and Consents. AMZO will have obtained all approvals and consents requiredto carry out the Transaction, in form and substance reasonably satisfactory to ECOSYS.

ix.    No Material Adverse Change.  No AMZO Material Adverse Effect will have occurred since the date of this Agreement.

x.     No Action. No suit, action, or proceeding will be pending or threatened which would:

(a)    Prevent the consummation of any of the transactions contemplated by this Agreement, or,

(b)    cause the Transaction to be rescinded following consummation.

xi.     Outstanding Securities. AMZO will have no more than 20,000,000 shares of AMZO Common Stocki ssued and outstanding on the Closing Date.

xii.    Public Disclosure. AMZO will have delivered substantive information about its assets and personnel satisfactory to ECOSYS for completion of its public disclosure of the Transaction details.

xiii.    Compliance with Securities Laws. AMZO will have delivered evidence satisfactory to ECOSYS that the AMZO Shares issuable in the Transaction will be issuable without registration pursuant to the 1933 Act and the Applicable Securities Legislation in reliance on a safe harbor from the registration requirements of the 1933 Act and the Applicable Securities Legislation.

xiv.   Financial Statements.  AMZO will have delivered all financial statements of AMZO prepared in US GAAP required to be filed by ECOSYS under Applicable Securities Legislation.

xv.   AMZO Debts. At the Closing AMZO shall have no liabilities, other than those in the ordinary course of business other than as disclosed in the Schedules hereto outstanding.

5.02 Conditions Precedent to Closing by AMZO. The obligation of AMZO to consummate the Transaction is subject to the satisfaction or waiver of the conditions set forth below on or before the Closing Date or such earlier date as hereinafter specified.  The Closing of the Transaction will be deemed to mean the satisfaction or waiver of all conditions to Closing. These conditions precedent are for the benefit of AMZO and may be waived by AMZO in its discretion.

i.      Representations and Warranties. The representations and warranties of ECOSYS set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and ECOSYS will have delivered to AMZO a certificate dated the Closing Date, to the effect that the representations and warranties made by ECOSYS and in this Agreement are true and correct.

ii.      Performance.  All of the covenants and obligations that ECOSYS is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. ECOSYS must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

iii.     Compliance. Upon the closing of this Agreement, ECOSYS will be in compliance with its reporting requirements under the 1934 Act.

iv.     Transaction Documents. This Agreement, the ECOSYS Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to AMZO, will have been executed and delivered to AMZO by ECOSYS.

v.      Secretary’s Certificate – ECOSYS.  Each of ECOSYS will have delivered to AMZO a certificate from their respective Secretary attaching:

(a)    a copy of the articles of incorporation, bylaws and all other incorporation documents, as amended through the Closing Date, and

(b)        copies of resolutions duly adopted by the boards of directors of ECOSYS and copies of consents of the shareholder of ECOSYS approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

vi.     Approvals. ECOSYS shall have delivered to AMZO minutes of meetings, written consents or other evidence satisfactory to AMZO that the board of directors of EGCT have approved this Agreement and the Plan of Merger and ECOSYS, as sole stockholder of ECOSYS, has approved the Plan of Share Exchange and Certificate of Exchange.  On the Closing Date, AMZO and ECOSYS are taking all actions reasonably required to promptly file with the Secretary of State of the State of Nevada the Articles of Merger.

vii.    Director Appointments.  On the Closing Date, Edward W Withrow III and Michael Ibar (the “Proposed Directors”) shall be appointed to the board of ECOSYS subject to applicable securities laws, provided that immediately prior to Closing the total number of board members of ECOSYS shall not exceed one (1) member.  On the Closing Date, ECOSYS’s board of directors shall consist of Edward W. Withrow III and Michael Ibar.

viii.   No Material Adverse Change. No ECOSYS Material Adverse Effect will have occurred since the date of this Agreement.

ix.    No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavourable judgment, order, decree, stipulation, injunction or charge would:

(a)         prevent the consummation of any of the transactions contemplated by this Agreement, or

(b)         cause the Transaction to be rescinded following consummation.

x.     Outstanding Shares. ECOSYS will have issued and outstanding no more than 2,000,000 shares of ECOSYS Common Stock immediately prior to the issuance of the ECOSYS Shares as contemplated by this Agreement.

xi.    Regulatory Approvals and Consents.  ECOSYS will have obtained all necessary approvals and consents to carry out the Transaction, in form and substance reasonably satisfactory to AMZO.

xii.    Public Market. On the Closing Date, the shares of ECOSYS Common Stock will be not be quoted on the Over the Counter “Pink Sheets” market or quoted on the OTC Bulletin Board.  Per this Agreement ECOSYS is required to file a Registration Statement with the SEC for the ECOSYS Shares owned by EGCT.  Once the Registration is Effective ECOSYS will cause a market maker to file a 15c211 to obtain a trading symbol and become listed on the OTC Bulletin Board.

xiii.   ECOSYS Debts.  ECOSYS will have provided evidence of all material debt on its books and accounts payable.

xiv.   Assumption of Contracts. ECOSYS will enter into a mutually agreeable form of assignment and assumption agreement with AMZO whereby it will assume all of AMZO obligations under the AMZO material agreements listed in Schedule C-4 hereto.

xv.   Notification of Financial Liabilities. AMZO will immediately notify ECOSYS in accordance with Section 9.6 hereof, if AMZO receives any advice or notification from its independent certified public accounts that AMZO has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books, records, and accounts of AMZO, any properties, assets, liabilities, revenues, or expenses. Notwithstanding any statement to the contrary in this Agreement, this covenant will survive Closing and continue in full force and effect.

xvi.   Access and Investigation. Between the date of this Agreement and the Closing Date, AMZO, on the one hand, and ECOSYS, on the other hand, will, and will cause each of their respective representatives to:

(a)             Afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)            furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and,

(c)             Furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party will instruct its auditors to co-operate with the other party and its representatives in connection with such investigations.

xvii.  Confidentiality.

(a)       All information regarding the business of AMZO including, without limitation, financial information that AMZO provided to ECOSYS will be kept in strict confidence by ECOSYS and will not be given to any other person or party or used (except in connection with due diligence and except as required to file a news release and 8-K disclosure regarding the transaction to the public after the Closing), dealt with, exploited or commercialized by ECOSYS or disclosed to any third party (other than ECOSYS’s professional accounting and legal advisors) without the prior written consent of AMZO. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from AMZO, ECOSYS will immediately return to AMZO (or as directed by AMZO) any information received regarding AMZO’s business, including copies thereof. Likewise, all information regarding the business of ECOSYS including, without limitation, financial information that ECOSYS provides to AMZO during its due diligence investigation of ECOSYS will be kept in strict confidence by AMZO and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by AMZO or disclosed to ay third party (other than AMZO'S professional accounting and legal advisors) without ECOSYS’s prior written consent. If the Transaction contemplated by this Agreement does not precede for any reason, then upon receipt of a written request from ECOSYS, AMZO will immediately return to ECOSYS (or as directed by ECOSYS) any information received regarding ECOSYS’s business.  Each party will provide an affidavit to the other that all documents were returned.

(b)       ECOSYS and AMZO acknowledge and agree, subject to disclosure obligations under Applicable Securities Legislationor other laws or regulations, that neither party will make any public pronouncements concerning the terms of this Agreement without the express written consent of the other party, such consent will not be unreasonably withheld.

(c)        AMZO acknowledges and agrees to neither trade nor allow any of its employees or agents to trade in the securities of ECOSYSprior to Closing while in possession of material information about ECOSYS that has not been publicly disclosed.

(d)            ECOSYS acknowledges and agrees that it has previously executed a non-disclosure agreement with AMZO and that it will continue to be obligated by the terms of that non-disclosure agreement.

xviii.  Notification.  Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenant in

(a)        Notices.  Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter).

  xix.   Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, but in no event later than March 31, 2012,     AMZO and ECOSYS will not, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public  information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of    the business or assets (other than in the ordinary course of business), or any of the capital stock of AMZO or ECOSYS, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

xx.    Conduct of AMZO and ECOSYS Business Prior to Closing. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, from the date of this Agreement to the Closing Date, and except to the extent that ECOSYS otherwise consents in writing, AMZO will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it. Likewise, from the date of this Agreement to the Closing Date, and except to the extent that AMZO otherwise consents in writing, ECOSYS will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

xxi.   Full Disclosure Requirement. ECOSYS possesses, or expects to possess on or before the required filing date, all of the financial statements and financial information required to be included in the Report on Form 8-K to be filed by EGCT, ECOSYS’s parent company, within four (4) business days after the consummation on the transactions contemplated by this Agreement.  AMZO will use its commercially reasonable best efforts to cooperate fully in providing ECOSYS with all information and documentation reasonably requested.

xxii.   Post-Closing - ECOSYS. ECOSYS acknowledges that the Shareholders may require legal opinions on the removal of the restrictive legends on the share certificates pursuant to Rule 144 of the 1933 Act in order to sell their ECOSYS Shares in the future.  When a Shareholder reasonably requests it of ECOSYS, ECOSYS will pay for an attorney of ECOSYS’s choice to supply the legal opinion the Shareholder and will cooperate fully in providing the Shareholders with all information and documentation reasonably requested.

xxiii.  Certain Acts Prohibited – AMZO. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, AMZO will not, without the prior written consent of ECOSYS:

(a)         Amend its articles, bylaws or other incorporation documents;

(b)        Incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of AMZO except in the ordinary course of business;

(c)       Dispose of or contract to dispose of any AMZO property or assets, except in the ordinary course of business consistent with past practice;

(d)        issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the AMZO Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(e)                Declare, set aside or pay any dividends on, or make any other distributions in respect of the AMZO Common Stock;

(f)                split, combine or reclassify any AMZO Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of AMZO Common Stock; or,

(g)                materially increase benefits or compensation expenses of AMZO, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person.

xxiv. Certain Acts Prohibited - ECOSYS. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, ECOSYS will not, without the prior written consent of AMZO:

(a)       Incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of ECOSYS except in the ordinary course of business consistent with past practice;

(b)        Dispose of or contract to dispose of any ECOSYS property or assets except in the ordinary course of business consistent with past practice;

(c)       materially increase benefits or compensation expenses of ECOSYS, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person; or

(d)       issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of Company;

xxv.   Public Announcements. Until the Closing Date, ECOSYS and AMZO each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement. AMZO acknowledges that ECOSYS must comply with Applicable Securities Legislation requiring full disclosure of material facts and agreements in which it is involved, and will co-operate to assist ECOSYS in meeting its obligations.

VI

CLOSING

Section 6.01  The Closing will take place on the Closing Date at the offices of the legal counsel for ECOSYS or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for AMZO and ECOSYS, provided such undertakings are satisfactory to each party’s respective legal counsel

Section 6.02 Closing Deliveries of AMZO.  At Closing, AMZO will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to ECOSYS:

(a)      Copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of AMZO evidencing approval of this Agreement and the Transaction and the requisite stockholder approval of the Transaction;

(b)         All certificates and other documents required by Section 5.1of this Agreement;

(c)         A certificate of an officer of AMZO, dated as of Closing, certifying that:

(i)         each respective covenant and obligation of AMZO has been
 complied with, and

(ii)       each respective representation, warranty and covenant of AMZO is true and correct at the Closing as if made on and as of the Closing; and

Section 6.03 Closing Deliveries of ECOSYS. At Closing, ECOSYSwill deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to AMZO:

i.       copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of ECOSYS evidencing approval of this Agreement and the Transaction and the requisite stockholder approval of the Transaction;

ii.       the ECOSYS Shares;

(a)        all certificates and other documents required by Section 5.1 of this Agreement;

(b)        a certificate of an officer of each of ECOSYS, dated as of Closing, certifying that:

                                                                                         (i)each covenant and obligation of ECOSYS, respectively has been complied with, and

                                                                                       (ii)            each representation, warranty and covenant of ECOSYS, respectively, is true and correct at the Closing as if made on and as of the Closing; and

                                                                                     (iii)            copies of resolutions of the board of directors of ECOSYSappointing the Proposed Directors of ECOSYS;

VII

TERMINATION

7.01      Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

i.          Mutual agreement of ECOSYS and AMZO;

(a)        ECOSYS, if there has been a material breach by AMZO or any Shareholder of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of AMZO or any Shareholder that is not cured, to the reasonable satisfaction of ECOSYS, within ten business days after notice of such breach is given by ECOSYS (except that no cure period will be provided for a breach by AMZOor any Shareholders that by its nature cannot be cured);

(b)       AMZO, if there has been a material breach by ECOSYS of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of ECOSYS that is not cured, to the reasonable satisfaction of AMZO, within ten business days after notice of such breach is given by AMZO (except that no cure period will be provided for a breach by ECOSYS that by its nature cannot be cured);

(c)        ECOSYS or AMZO, if the Transaction contemplated by this Agreement has not been consummated prior to April 1, 2012 unless ECOSYS and AMZO agree to extend such date in writing; or

(d)       ECOSYS or AMZO, if any injunction or other order of a governmental entity of competent authority prevents the consummation of the Transaction contemplated by this Agreement.

Section 7.02      Effect of Termination.  In the event of the termination of this Agreement as provided in Section 5 hereto, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a  wrongful refusal or failure to perform any obligations.

VIII

INDEMNIFICATION, REMEDIES, SURVIVAL

Section 8.01    Certain Definitions. For the purposes of this Section 8.1, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses of an amount not less than $5,000, but excluding any indirect, consequential or punitive damages suffered by ECOSYS or AMZO including damages for lost profits or lost business opportunities.

Section 8.02 AMZO Indemnity. AMZO will indemnify, defend, and hold harmless ECOSYS and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by ECOSYS and its shareholders by reason of, resulting from, based upon or arising out of:

i.     any misrepresentation, misstatement or breach of warranty of AMZO contained in or made pursuant to this Agreement, any AMZO Document or any certificate or other instrument delivered pursuant to this Agreement; and

ii.    the breach or partial breach by AMZO of any covenant or agreement of AMZO made in or pursuant to this Agreement, any AMZO Document or any certificate or other instrument delivered pursuant to this Agreement.

Section 8.03   ECOSYS Indemnity.  Each of ECOSYS will indemnify, defend, and hold harmless AMZO from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by AMZO by reason of, resulting from, based upon or arising out of:

i.       any misrepresentation, misstatement or breach of warranty of ECOSYS, respectively contained in or made pursuant to this Agreement, any ECOSYS Document or any certificate or other instrument delivered pursuant to this Agreement; or

ii.      the breach or partial breach by ECOSYS of any covenant or agreement of ECOSYS of, respectively, made in or pursuant to this Agreement, any ECOSYS Document or any certificate or other instrument delivered pursuant to this Agreement.

IX

GENERAL

Section 9.01    Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties, indemnifications and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. The representations, warranties and agreements will survive the Closing Date and continue in full force and effect until one (1) year after the Closing Date.

Section 9.02   Further Assurances and Provision of Information. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement. AMZO agrees to provide such information as requested by ECOSYS in a timely manner prior to closing, and allow ECOSYS and its representative’s free access to all books, records, and other information of AMZO and to their personnel and advisors.

Section 9.03    Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

Section 9.04     Expenses. AMZO will bear the expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

Section 9.05     Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

Section 9.06     Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses specified by a party to the others from time to time for notice purposes.  All such notices and other communications will be deemed to have been received:

i.        in the case of personal delivery, on the date of such delivery;

ii.      in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(a)     in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and

(b)         in the case of mailing, on the fifth business day following mailing.

iii.      Notices shall be addressed as follows:

If to ECOSYS:
Ecologic Systems, Inc. 1327 Ocean Avenue, Suite B Santa Monica, CA 90401 Attention: William B. Nesbitt Facsimile No: (888) 899-1443
With a copy to:
W. L. Macdonald Law Corporation 400-570 Granville Street VV6C 3PI Attention: William Macdonald, Esq. Facsimile No: (604) 681-4760
If to EGCT, to:
Ecologic Transportation, Inc. 1327 Ocean Avenue, Suite B Santa Monica, CA 90401 Attention: Edward W. Withrow III Facsimile No.: (888) 899-1443
With a copy to: W. L. Macdonald Law Corporation 400-570 Granville Street VV6C 3PI Attention: William Macdonald, Esq. Facsimile No: (604) 681-4760

                        If to AMZO, to:

Amazonas Florestal, Inc.

1110 Brickell Avenue, #417

Miami, FL  33131

Attention: Michael Ibar

Facsimile No.: (305)459-1829

With a copy to:

Law Offices of James Dodrill, P.A.

5800 Hamilton Way

Boca Rotan, Florida 33496

Attention: James Dodrill

Facsimile No.: (561) 892-7787

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

Section 9.07 Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 9.08 Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

Section 9.09 Assignment. This Agreement may not be assigned (except by operation of law) by any party without the express, written approval of the other parties to this Agreement, such approval will not be unreasonably withheld by any of the parties to this Agreement.

            Section 9.10 Force Majeure.  The obligations of the parties and the timeframes established pursuant to this Agreement will be suspended to the extent and for the period that performance hereunder is prevented by factors beyond any of the parties’ reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of god, laws, regulations, orders, proclamations or requests of any governmental or regulatory authority, inability to obtain on reasonable terms required permits, licenses or other authorizations, or any other matter similar to the above.

Section 9.11 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein and the courts thereof will have non-exclusive jurisdiction over any disputes relating hereto.

Section 9.12Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

Section 9.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.14 Facsimile Execution. This Agreement may be executed by delivery of executed signature pages by fax or other electronic transmission and such fax or electronic execution will be effective for all purposes.

Section 9.15 Independent Legal Advice.  All parties to this agreement confirm that they have been given an opportunity to seek and obtain independent legal advice prior to execution of this Agreement and have consulted their respective advisors respecting the legal effects of this Agreement and any tax implications of the Transaction.

Section 9.16 Schedules and Exhibits. The schedules and exhibits that are attached to this Agreement are incorporated herein.

[BALANCE OF PAGE LEFT INTENTIONALLY BLANK

WITH SIGNATURES TO FOLLOW]

WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

ECOLOGIC TRANSPORTAION, INC. (a Nevada corporation)

By:
Authorized Signatory
Name: Edward W. Withrow III
	Title:	Chairman and Director

ECOLOGIC SYSTEMS, inc.(a Nevada corporation)

By:
Authorized Signatory
Name: William B. Nesbitt
	Title:	President and Director

AMAZONAS FLORESTAL, INC.(a Florida corporation)

By:

       Name: Michael Ibar

       Title:    President

DISCLOSURE SCHEDULES

FOR THE

SHARE EXCHANGE AGREEMENT

by and among

ECOLOGIC TRANSPORTATION, INC.,

(“EGCT”)

ECOLOGIC SYSTEMS, INC.

(“ECOSYS”)

AMOZANAS FLORESTAL, INC.

(“AMZO”)

and

THE STOCKHOLDERS OF AMZO

dated as of March 16, 2012

(the“Agreement”)

_____________________

Unless otherwise defined in the Disclosure Schedules, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules.  Such additional matters are set forth for informational purposes without any representation or warranty, and do not necessarily include other matters of a similar nature.

Any matter disclosed pursuant to one provision, sub-provision, section or subsection hereof, is deemed disclosed for all purposes of the Disclosure Schedules to the extent the Agreement requires such disclosure and it is reasonably clear that such disclosure is relevant in that context from the face of the disclosure.  The section cross-references to the Agreement are included for convenience only and shall not be deemed a part of the Disclosure Schedules or to affect the construction hereof.

The Disclosure Schedules supersede and replace any other disclosure Schedules previously provided bythe Company.  Any such earlier disclosure Schedules have no force or effect.

Including the related material notes and explanatory notes, the Disclosure Schedules present fairly the financial position of the Company at the date thereof and the results of its operations for the periods therein indicated, in conformity with generally accepted accounting principles applied on a basis consistent in each case with that of the preceding year.